                                                                   EXHIBIT 10.52

                                  OFFICE LEASE

                                     BETWEEN

                     CRESCENT REAL ESTATE FUNDING VIII, L.P.

                                  ("LANDLORD")

                                       AND

                                STARTEK USA, INC.

                                   ("TENANT")

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.   Basic Lease Information ............................................      1
2.   Lease Grant ........................................................      3
3.   Term; Adjustment of Commencement Date; Early Access ................      4
4.   Rent ...............................................................      5
5.   Tenant's Use of Premises ...........................................     12
6.   Security Deposit ...................................................     13
7.   Services to be Furnished by Landlord ...............................     13
8.   Use of Electrical Services by Tenant ...............................     15
9.   Repairs and Alterations ............................................     16
10.  Entry by Landlord ..................................................     17
11.  Assignment and Subletting ..........................................     18
12.  Liens ..............................................................     20
13.  Indemnity ..........................................................     20
14.  Insurance ..........................................................     15
15.  Mutual Waiver of Subrogation .......................................     21
16.  Casualty Damage ....................................................     22
17.  Condemnation .......................................................     23
18.  Events of Default ..................................................     23
19.  Remedies ...........................................................     24
20.  Limitation of Liability ............................................     27
21.  No Waiver ..........................................................     27
22.  Tenant's Right to Possession .......................................     28
23.  Relocation .........................................................     28
24.  Holding Over .......................................................     28
25.  Subordination to Mortgages; Estoppel Certificate ...................     29
26.  Attorneys' Fees ....................................................     29
27.  Notice .............................................................     29
28.  Reserved Rights ....................................................     30
29.  Surrender of Premises ..............................................     30
30.  Hazardous Materials ................................................     31
31.  Miscellaneous ......................................................     32

EXHIBITS AND RIDERS:

EXHIBIT A-1       OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2       LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B         RULES AND REGULATIONS
EXHIBIT C         COMMENCEMENT LETTER
EXHIBIT D         WORK LETTER
EXHIBIT E         PARKING AGREEMENT
EXHIBIT F         FLOOR PLAN OF PREFERENTIAL SPACE


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EXHIBIT G         DEPICTION OF LOCATION OF MONUMENT/RAISED WALL
EXHIBIT H         MONUMENT/WALL AND SIGNAGE SPECIFICATIONS

RIDER NO. 1       PREFERENTIAL RIGHT TO LEASE


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
                                  OFFICE LEASE

      This Office Lease (this "LEASE") is entered into by and between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership ("LANDLORD"), and STARTEK USA, INC., a Colorado corporation ("TENANT"), and shall be effective as of the date set forth below Landlord's signature (the "EFFECTIVE DATE")

1. BASIC LEASE INFORMATION. The key business terms used in this Lease are defined as follows:

      A. "BUILDING": The building commonly known as 44 Cook and located at 44 Cook Street, Denver, Colorado 80206.

      B. "RENTABLE SQUARE FOOTAGE OF THE BUILDING" is agreed and stipulated to be 124,174 square feet.

      C. "PREMISES": The area shown on EXHIBIT A-1 to this Lease. The Premises are located on floor four of the Building and known as suite number 400. The "RENTABLE SQUARE FOOTAGE OF THE PREMISES" is deemed to be 14,077 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

      D. "BASE RENT":

                               ANNUAL RATE                    MONTHLY
    PERIOD                   PER SQUARE FOOT                 BASE RENT
    ------                   ---------------                 ---------
Months 1 - 12                     $17.00                    $19,942.42
Months 13 - 24                    $18.50                    $21,702.04
Months 25 - 48                    $19.50                    $22,875.13
Months 49 - 54                    $20.00                    $23,461.67

Tenant shall be entitled to an abatement of Base Rent for 7,077 Rentable Square Feet of the Premises commencing on the Commencement Date (hereinafter defined) and continuing for twelve (12) months thereafter (such that, for the first 12 months, Tenant shall be required to pay Base Rent on only 7,000 Rentable Square Feet, or monthly payments of Nine Thousand Nine Hundred Sixteen and 67/100 Dollars ($9,916.67). Notwithstanding such partial abatement of Base Rent, upon any Monetary Default (hereinafter defined) by Tenant under this Lease during such period of partially abated Base Rent, Landlord may elect to cancel such partial abatement of Base Rent in its entirety. In such event, Tenant shall immediately commence payment of all subsequent installments of Base Rent as stipulated above, as if never abated. In addition, if any Monetary Default occurs after the expiration of the partially abated Base Rent period, Tenant shall, promptly upon demand, pay Landlord an amount equal to all Base Rent theretofore abated; provided, however, that if no such Monetary Default has occurred within the first one (1) year following the Commencement Date, but a Monetary Default thereafter occurs, Landlord agrees that it shall decrease the amount of previously abated Base Rent which Tenant would be required to re-pay hereunder by an amount equal to one (1) month's abated Base Rent for each two
(2) month period following such first anniversary of the Commencement Date in which no such Monetary Default occurs (e.g., if a Monetary Default occurs in Months 15-16, Tenant shall only be required to re-pay 11 months of the abated Base Rent; if a Monetary Default occurs in Months 17-18, Tenant shall only be required to re-pay 10 months of the abated Base Rent, etc.), such that, if no Monetary Default has occurred by the third anniversary of the Commencement Date, this Base Rent re-payment provision will be deemed terminated. Such obligation of Tenant to pay abated Base Rent upon a Monetary Default as provided herein shall be independent of and in addition to Landlord's other rights and remedies available under this Lease or at law or in equity.

      E. "TENANT'S PRO RATA SHARE": The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building. Based on the current Rentable Square Footage of the Premises and Building, Tenant's Pro Rata Share equates to 11.34%.

      F. "BASE YEAR" for Operating Expenses: 2004.

      G. "TERM": The period of approximately seventy-two (72) months starting on the Commencement Date, subject to the provisions of ARTICLE 3.

      H. "ESTIMATED COMMENCEMENT DATE": July 1, 2004, subject to adjustment, if any, as provided in SECTION 3.A and the Work Letter, if any.

      I. "SECURITY DEPOSIT": $19,942.42.

      J. "GUARANTOR(S)": None.

      K. "BUSINESS DAY(S)": Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day ("HOLIDAYS"). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

      L. "LAW(S)": All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, "ADA"), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

      M. "NORMAL BUSINESS HOURS": 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

      N. "NOTICE ADDRESSES":


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Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises with a copy to Tenant's counsel at the address set forth below. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

100 Garfield St.                With a copy to:
Denver, CO 80206
Attn: Mr. Grant G. Lomas        Mark A. Senn, Esq.
Phone #: (303) 262-4535         Senn Visciano Kirschenbaum
Fax #: (303) 388-9970           1801 California St., Suite 4300
                                Denver, CO 80202
                                Phone #: (303) 298-1122
                                Fax #: (303) 296-9101

Landlord:                       With a copy to:                      And to:

55 Madison Street, Suite 575    777 Main Street, Suite 2100          777 Main Street, Suite 2100
Denver, Colorado 80206          Fort Worth, Texas 76102              Fort Worth, Texas 76102
Attn: Property Manager          Attn:  Vice President,               Attn:  Legal Department
Phone #: (303) 333-4664                  Asset Management            Phone #: (817) 321-2100
Fax #: (303) 333-4593           Phone #:  (817) 321-2100             Fax #: (817) 321-2000
                                Fax #:  (817) 321-2000

      Rent (defined in SECTION 4.A) is payable to the order of Crescent Real Estate Funding VIII, L.P., at the following address: P.O. Box 844537, Dallas, Texas 75284-4537 or by wire transfer to Bank of America, Dallas, Texas, ABA 111-0000-25, Crescent Real Estate Funding VIII, L.P., Account #004771163036, 44 Cook/Name of Tenant.

      O. "OTHER DEFINED TERMS": In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate ....................................................              11.E
Alterations ..................................................            9.C(1)
Audit Election Period ........................................               4.G
Cable ........................................................               9.A
Claims .......................................................                13
Collateral ...................................................              19.E
Commencement Date ............................................               3.A
Common Areas .................................................                 2
Completion Estimate ..........................................              16.B
Contamination ................................................              30.C
Costs of Reletting ...........................................              19.B
Excess Operating Expenses ....................................               4.B
Expiration Date ..............................................               3.A
Force Majeure ................................................              31.C
Hazardous Materials ..........................................              30.C
Landlord Parties .............................................                13
Landlord Work ................................................               3.A
Landlord's Rental Damages ....................................              19.B
Leasehold Improvements .......................................                29
Minor Alterations ............................................            9.C(1)
Monetary Default .............................................              18.A
Mortgage .....................................................                25
Mortgagee ....................................................                25
Operating Expenses ...........................................               4.D
Permitted Transfer ...........................................              11.E
Permitted Use ................................................               5.A
Prime Rate ...................................................              19.B
Property .....................................................                 2


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

Provider .....................................................               7.C
Relocated Premises ...........................................                23
Relocation Date ..............................................                23
Rent .........................................................               4.A
Service Failure ..............................................               7.B
Special Installations ........................................                29
Substantial Completion .......................................       Work Letter
Taking .......................................................                17
Tenant Parties ...............................................                13
Tenant's Insurance ...........................................              14.A
Tenant's Property ............................................              14.A
Tenant's Removable Property ..................................                29
Time Sensitive Default .......................................              18.B
Transfer .....................................................              11.A
Work Letter ..................................................               3.A

2. LEASE GRANT. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the "COMMON AREAS"). "PROPERTY" means the Building and the parcel(s) of land on which it is located as more fully described on EXHIBIT A-2, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

3. TERM; ADJUSTMENT OF COMMENCEMENT DATE; EARLY ACCESS.

      A. TERM. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in SECTION 1.G (the "EXPIRATION DATE"), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in SECTION 1.G) shall commence on the "COMMENCEMENT DATE", which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or
(3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord's failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, the failure of Landlord to obtain a termination of the existing rights to the Premises from the current tenant of the Premises (the "CURRENT TENANT"), or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that Landlord's ability to deliver the Premises to Tenant is expressly conditioned on the termination of the Current Tenant's existing rights to the Premises and the vacation of Current Tenant from the Premises on or before the Commencement Date; provided, however, that if Landlord has not effectuated a termination of the Current Tenant's rights to the Premises by May 21, 2004, then at any time thereafter but prior to Landlord's effectuation of a termination of the Current Tenant's rights to the Premises, Tenant may terminate this Lease by giving written notice to Landlord of such termination, in which case this Lease shall be deemed null, void and of no further effect as if the same had never been entered into. In the event that Landlord has not effectuated a termination of the Current Tenant's rights to the Premises on or before the Estimated Commencement Date, then at any time thereafter, at Landlord's option, Landlord may terminate this


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
Lease and the same shall be null, void and of no further effect as if the same had never been entered into. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as EXHIBIT C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. "LANDLORD WORK" means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the "WORK LETTER"), if any, attached as EXHIBIT D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord.

      B. ACCEPTANCE OF PREMISES. The Premises are accepted by Tenant in "as is" condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one year after the Commencement Date [other than work performed by Tenant Parties (defined below)]. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

      C. EARLY ACCESS. Prior to the date the Landlord Work is Substantially Complete, Tenant's access to the Premises shall be permitted only with the prior written consent of Landlord. Early access to the Premises shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in SECTION 4.A) to Landlord for each day of such early access. However, if such early access to the Premises is permitted by Landlord for the sole purpose of performing improvements or installing furniture, equipment or other personal property, Tenant shall not be required to pay Base Rent and Tenant's Pro Rata Share of Excess Operating Expenses for any days of such early access; provided however, Tenant shall pay for the cost of any other Building services requested by Tenant (e.g., freight elevator usage).

4. RENT.

      A. PAYMENTS. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant's Pro Rata Share of Excess Operating Expenses (defined in SECTION 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as "RENT"). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant's Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer)


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
acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant's Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Subject only to any express rights set forth herein, Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

      B. EXCESS OPERATING EXPENSES. Tenant shall pay Tenant's Pro Rata Share of the amount, if any, by which Operating Expenses (defined in SECTION 4.D) for each calendar year during the Term exceed Operating Expenses for the Base Year (the "EXCESS OPERATING EXPENSES"). If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant's Pro Rata Share of Operating Expenses for that calendar year shall be $0. In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Excess Operating Expenses. If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year's prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

      C. RECONCILIATION OF OPERATING EXPENSES. Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses (including a good faith itemization reasonably determined by Landlord and delivered in the ordinary course of how Landlord determined such good faith estimate) for such calendar year. If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.


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
      D. OPERATING EXPENSES DEFINED. "OPERATING EXPENSES" means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord's personal property used in connection with the Property and including all costs and expenditures relating to the following:

            (1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses, except that if such replacements or repairs are properly classified as capital in nature under sound real estate accounting principles consistently applied, the cost of such replacements or repairs shall be included in Operating Expenses and amortized pursuant to SECTION 4.D(9) below. As used in this Lease, the "sound real estate accounting principles" used by Landlord in calculating Operating Expenses will, to the extent applicable and except as otherwise provided in this Lease, be consistent with "generally accepted accounting principles" or "GAAP".

            (2) Administrative and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

            (3) Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

            (4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

            (5) Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Real estate taxes do not include Landlord's income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

            (6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in SECTION 4.D(9)); and all expenses and fees, including attorneys' fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord's costs).

            (7) Building safety services, to the extent provided or contracted for by Landlord.

            (8) Goods and services purchased from Landlord's subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

            (9) Amortization of capital expenditures incurred: (a) to conform with Laws which are amended, become effective, or are interpreted or enforced differently, after the date of this Lease; provided, however, all capital expenditures made in order to conform to or comply with ADA shall be included in Operating Expenses; (b) to provide or maintain building standards (other than building standard tenant improvements and any property improvements of a structural nature [an example of which is an entire roof replacement which would not be included as Operating Expense, but maintenance items such as the replacement of a chiller component of an energy management system would be included in Operating Expenses]); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in SECTION 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

            (10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

      E. EXCLUSIONS FROM OPERATING EXPENSES. Operating Expenses exclude the following expenditures:

            (1) Leasing commissions, attorneys' fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

            (2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

            (3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

            (4) Except as provided in SECTION 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

            (5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

            (6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

            (7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

            (8) Principal or interest payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

            (9) Expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs and similar costs and expenses.

            (10) Overtime and other costs of curing defaults by Landlord or performing work which is required to be performed by Landlord at Landlord's sole cost and expense.

            (11) The cost of any work or service performed for any tenant (including Tenant) at such tenant's cost.

            (12) Landlord's general overhead and general administrative expenses except as provided in SECTION 4.D(2).

            (13) Costs related to the existence and maintenance of Landlord as a legal entity, except to the extent attributable to the operation and management of the Property.

            (14) Costs incurred as a result of an intentional tort , gross negligence or willful misconduct by Landlord or its agents.

            (15) Costs relating to disputes between Landlord and a specific tenant of the Building.

            (16) The cost (including legal fees) of any disputes (other than tax disputes and those which generally benefit the tenants of the Property), between Landlord or any employee or agent of Landlord, and any Mortgagee(s).

            (17) Costs incurred for use of any portion of the Property for special events or private events.

            (18) Interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant's failure to timely pay its portion of such amounts or as a result of Landlord's contesting such amounts in good faith.

            (19) Costs, penalties and fines incurred due to the violation by Landlord or any other tenant of the Building of Laws, or the terms and conditions of any lease pertaining to the Building, except such as may be incurred by Landlord in contesting in good faith the alleged violation.

            (20) Costs of correcting latent defects in the Premises which are disclosed to Landlord within one year after the Commencement Date.

            (20) Any ground lease rental.

            (21) Any "validated" parking for any entity.

            (22) Costs arising from Landlord's charitable or political contributions.

      F. PRORATION OF OPERATING EXPENSES; ADJUSTMENTS. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for Tenant's Pro Rata Share of Operating Expenses based on increases over a "BASE YEAR" and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building in accordance with sound real estate accounting principles, consistently applied. Landlord will not recover in any one calendar year more than 100% of the actual Operating Expenses for such year.

      G. AUDIT RIGHTS. Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the "AUDIT ELECTION PERIOD"), Tenant may, at its expense, elect to audit Landlord's Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national or regional standing; (3) in no event shall any audit be performed by a firm retained on a "contingency fee" basis; (4) the audit shall commence within 30 days after Landlord makes Landlord's books and records available to Tenant's auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord's normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord's confidentiality agreement for Landlord's benefit prior to commencing the audit; and (7) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant's obligation to pay Rent when due, including estimated Excess Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord's Operating Expenses during the Audit Election Period, Landlord's Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises. If the audit proves that Landlord's calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then, after verification, Landlord shall pay Tenant's actual reasonable out-of-pocket audit and inspection fees (including, if applicable, reasonable travel costs of one auditor if records are not made available to Tenant in the Denver, Colorado metropolitan area) applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant's invoice therefor.

5. TENANT'S USE OF PREMISES.

      A. PERMITTED USES. The Premises shall be used only for general office use (the "PERMITTED USE") and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, increases Landlord's insurance costs, or which, in Landlord's reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord's reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord's efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant's business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

      B. COMPLIANCE WITH LAWS. Tenant shall comply with all Laws regarding the operation of Tenant's business and Tenant's use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws concerning the Premises. Tenant shall comply with the rules and regulations of the Building attached as EXHIBIT B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time provided such modifications do not materially diminish the rights of Tenant or add additional charges to Tenant under this Lease and provided further that in the event there is a conflict between the rules and regulations and this Lease, the terms of this Lease shall govern. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

      C. TENANT'S SECURITY RESPONSIBILITIES. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in SECTION 13) and any of Tenant's transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) subject to Landlord's obligations under SECTION 9.B, keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord's own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6. SECURITY DEPOSIT. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant's liability for damages. Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant's breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant's Pro Rata Share of any Excess Operating Expenses for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this ARTICLE 6 shall supersede and replace all statutory rights of Tenant under applicable Law (if any) regarding the retention, application or return of security deposits. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee's responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. SERVICES FURNISHED BY LANDLORD.

      A. STANDARD SERVICES. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

            (1) Water service for use in the lavatories on each floor on which the Premises are located.

            (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as supplied by comparable office buildings with comparable densities in the Cherry Creek submarket of Denver, Colorado, taking into account age, size and other relevant operating factors. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as determined by Landlord from time to time.

            (3) Maintenance and repair of the Property as described in SECTION 9.B.

            (4) Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant's use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

            (5) Elevator service (with at least one passenger elevator available at all times, emergencies, events of Force Majeure and/or temporary closures due to maintenance requiring all elevators to be shut down, excepted), subject to proper authorization and Landlord's policies and procedures for use of the elevator(s) in the Building.

            (6) Exterior window washing at such intervals as determined by Landlord.

            (7) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in ARTICLE 8.

      B. SERVICE INTERRUPTIONS. For purposes of this Lease, a "SERVICE FAILURE" shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding the foregoing, commencing on the 6th consecutive Business Day of a Service Failure which is either within or beyond the control of Landlord (unless the Service Failure is caused by a fire or other casualty, in which event SECTION 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's Property (defined in ARTICLE 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

      C. THIRD PARTY SERVICES. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider ("PROVIDER") for Tenant's own account. Tenant shall require each Provider to comply with the Building's rules and regulations, all Laws, and Landlord's reasonable policies and practices for the Building. Tenant acknowledges Landlord's current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8. USE OF ELECTRICAL SERVICES BY TENANT.

      A. LANDLORD'S ELECTRICAL SERVICE. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant's actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant's expense. If such survey or submeter does not indicate above building standard usage by Tenant, Landlord shall pay the cost of such survey or submeter. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with SECTION 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant's requirements.

      B. SELECTION OF ELECTRICAL SERVICE PROVIDER. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in SECTION 4.D(10), unless paid directly by Tenant.

      C. SUBMETERING. Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant's expense, but such expense shall only be charged to Tenant if Landlord is installing submeters for all or substantially all tenants or has a reasonable belief that Tenant's electrical consumption is above building standard. If submetering is installed for the Premises, Landlord may charge for Tenant's actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 10% of such charge), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord's consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant's Pro Rata Share of the cost of electrical services as provided in SECTION 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

      D. EXCESS ELECTRICAL SERVICE. Tenant's use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building (subject to SECTION 8.A above). If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. REPAIRS AND ALTERATIONS.

      A. TENANT'S REPAIR OBLIGATIONS. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant's repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, "CABLE") that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities in the Premises serving Tenant exclusively; (7) phone rooms used exclusively by Tenant in the Premises; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant's furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice (provided Landlord's charge for such work is competitive with the fees charged for comparable work by contractors performing work in the Cherry Creek submarket of Denver, Colorado), or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant's expense in accordance with the rules and procedures described in SECTION 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

      B. LANDLORD'S REPAIR OBLIGATIONS. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the negligent or willful acts or omissions of any Tenant Party (defined in SECTION 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

      C. ALTERATIONS.

            (1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, "ALTERATIONS") without first obtaining the written consent of Landlord in each instance. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "MINOR ALTERATION"): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

            (2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration (other than a Minor Alteration), Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors' and subcontractors' insurance; and Tenant's security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Prior to starting work on any Minor Alteration, Tenant shall furnish to Landlord a copy of plans and specifications, if any; names of proposed contractors; copies of contracts; and evidence of contractors' and subcontractors' insurance. Landlord's waiver on one occasion shall not waive Landlord's right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant's plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 10% of the total cost of such Alterations for Landlord's oversight and coordination of any Alterations other than a Minor Alteration. No later than 30 days after completion of the Alterations, Tenant shall furnish "as-built" plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

            (3) Landlord's Liability For Alterations. Landlord's approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant's use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. ENTRY BY LANDLORD. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants' premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. ASSIGNMENT AND SUBLETTING.

      A. LANDLORD'S CONSENT REQUIRED. Subject to the remaining provisions of this ARTICLE 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a "TRANSFER") without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if: (1) the proposed transferee's financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations;
(2) the proposed transferee is a governmental organization or present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property (unless Landlord is unable to accommodate such present occupant's need for additional space in the Building of a size comparable to that portion of the Premises covered by the proposed Transfer); (3) any uncured event of default exists under this Lease;
(4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee's use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord's standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord's option.

      B. CONSENT PARAMETERS/REQUIREMENTS. As part of Tenant's request for, and as a condition to, Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective ("LANDLORD TERMINATION DATE") with respect to the portion of the Premises which Tenant desires to Transfer. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant's vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee equal to Landlord's actual reasonable costs and expenses (including reasonable attorney's fees) incurred in connection with Landlord's review of any Permitted Transfer or requested Transfer, not to exceed $1000 in any one instance.

      C. PAYMENT TO LANDLORD. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions, reasonable attorney's fees and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord's share of any excess within 30 days after Tenant's receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord until the event of default is cured or the condition no longer exists, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

      D. CHANGE IN CONTROL OF TENANT. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

      E. NO CONSENT REQUIRED. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord's reasonable discretion (a "PERMITTED TRANSFER"): (1) no uncured event of default exists under this Lease; (2) Tenant's successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate's or successor's use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord's Affiliates; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this SECTION 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term "AFFILIATE" means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement in the event of an assignment.

12. LIENS. Tenant shall not permit mechanic's or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys' fees, to bond or insure over the lien or discharge the lien.

13. INDEMNITY. Subject to ARTICLE 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in ARTICLE
25) and agents (including the manager of the Property) (collectively, "LANDLORD PARTIES") harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys' fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a "CLAIM" and collectively "CLAIMS") that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to $5,000,000. Subject to ARTICLES 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, "TENANT PARTIES") harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), not to exceed the amount of $5,000,000.

14. INSURANCE.

      A. TENANT'S INSURANCE. Tenant shall maintain the following insurance ("TENANT'S INSURANCE"), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly "all risk") property insurance, covering all above building standard leasehold improvements and Tenant's trade fixtures, equipment, furniture and other personal property within the Premises ("TENANT'S PROPERTY") in the amount of the full replacement cost thereof; (3) business income (formerly "business interruption") insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers' compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers' compensation insurance is statutorily required, Tenant shall carry workers' compensation insurance in a minimum amount of $500,000); (6) employer's liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $4,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant's Insurance shall have, according to A.M. Best Insurance Guide, a Best's rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord's property manager, Landlord's Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as "additional insureds" and shall be primary with Landlord's policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant's Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days' advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant's Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant's insurance shall not limit Tenant's liability under this Lease.

      B. LANDLORD'S INSURANCE. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly "all risk") property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord's sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. MUTUAL WAIVER OF SUBROGATION. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant's business, any loss of use of the Premises, and any loss, theft or damage to Tenant's Property (including Tenant's automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION

ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16. CASUALTY DAMAGE.

      A. REPAIR OR TERMINATION BY LANDLORD. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord's judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord's compliance with SECTION 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease under this SECTION 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

      B. TIMING FOR REPAIR; TERMINATION BY EITHER PARTY. If all or any portion of the Premises or Building is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises or Building, using standard working methods ("COMPLETION ESTIMATE"). If the Completion Estimate indicates that the Premises or Building cannot be made tenantable within 270 days from the date of damage, then regardless of anything in SECTION 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this SECTION 16.B, then Landlord shall repair and restore the Premises or Building in accordance with, and subject to the limitations of, SECTION 16.A.

      C. ABATEMENT. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, or access thereto is denied, the Base Rent and Excess Operating Expenses shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to SECTION 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant's Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and

Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. CONDEMNATION. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "TAKING"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building's use prior to the Taking. In order to exercise its right to terminate this Lease under this ARTICLE 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant's Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant's Property (excluding above building standard leasehold improvements) and Tenant's reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. EVENTS OF DEFAULT. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

      A. Tenant's failure to pay when due all or any portion of the Rent ("MONETARY DEFAULT"); provided that the first such failure during any consecutive 12 month period shall not be a Monetary Default if Tenant pays the amount due within 5 days after written notice from Landlord.

      B. Tenant's failure to perform any of the obligations of Tenant in the manner set forth in ARTICLES 14, 23, 24 or 25 (a "TIME SENSITIVE DEFAULT").

      C. Tenant's failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed an additional 30 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord's initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant's failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant's failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant's subsequent violation of the same term, provision or covenant shall, at Landlord's option, be deemed an incurable event of default by Tenant.

      D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

      E. The leasehold estate is taken by process or operation of Law.

      F. In the case of any ground floor or retail tenant, or any other tenant whose space is visible from the Common Areas or elevator lobby areas of the Building, Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises; provided, however that so long as Tenant keeps the Premises neat and orderly (including, without limitation, keeping the Premises free of trash and boxes and the window coverings closed so that the vacant space is not visible), it shall not be an event of default if Tenant abandons or vacates all or a substantial portion of the Premises.

      G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord in connection with the Property, including any lease or agreement for parking.

19. REMEDIES.

      A. LANDLORD'S REMEDIES. Upon any default, Landlord shall have the right without notice or demand (except as provided in ARTICLE 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

            (1) Terminate this Lease;

            (2) To the fullest extent permitted by applicable Law, re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant's right of possession of the Premises without terminating this Lease and, in connection with the foregoing, to the fullest extent permitted by applicable Law, Tenant waives the benefits of any rights (statutory, common law or otherwise) which would impede, hinder or otherwise impair Landlord's ability to exercise the foregoing rights;

            (3) Remove and store, at Tenant's expense, all the property in the Premises using such lawful force as may be necessary;

            (4) Cure such event of default for Tenant at Tenant's expense (plus a 15% administrative fee);

            (5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

            (6) Require all future payments to be made by cashier's check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five
(5) days late;

            (7) Apply any Security Deposit as permitted under this Lease; and/or

            (8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

      B. MEASURE OF DAMAGES.

            (1) Calculation. If Landlord either terminates this Lease or terminates Tenant's right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord's Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

            (2) Definitions. "COSTS OF RELETTING" shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant's furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant's signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. "LANDLORD'S RENTAL DAMAGES" shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the "PRIME RATE" shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank's prime or base rate.

            (3) Landlord's Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant's default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under SECTION 19.B(1)(D) and (E) above (but without limiting damages under SECTION 19.B(1)(A) and (B) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty five percent (25%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord's Rental Damages and the Costs of Reletting.

      C. TENANT NOT RELIEVED FROM LIABILITIES. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises or Landlord's exercise of any other remedy either as provided herein or otherwise, shall not relieve Tenant of its liabilities and obligations under this Lease including, without limitation, Tenant's liability for the payment of Rent or any other damages Landlord may incur by reason of Tenant's breach. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord's remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 12% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, Landlord waives its right to impose a late charge against Tenant for the first time Tenant fails to pay any amount within 5 days after becoming due under this Lease. However, in no event shall the charges permitted under this SECTION 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE BY TENANT, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

      D. MITIGATION OF DAMAGES. Upon termination of Tenant's right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to SECTION 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord's expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord's duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant's space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this
SECTION 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

      E. LANDLORD'S LIEN. To secure Tenant's obligations under this Lease, Tenant grants Landlord a contractual security interest on all of Tenant's inventory, goods, consumer goods and equipment now or hereafter situated in the Premises and all proceeds therefrom, including insurance proceeds (collectively, "COLLATERAL"). No Collateral shall be removed from the Premises without Landlord's prior written consent until all of Tenant's obligations are fully satisfied (except in the ordinary course of business and then only if replaced with items of same or greater value and quality). Upon any event of default, Landlord may, to the fullest extent permitted by Law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any Collateral without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least 10 days written notice (or more if required by Law) of the time and place of such sale. Such notice may be sent with or without return receipt requested. Unless prohibited by Law, any Landlord Party may purchase any Collateral at such sale. Subject to applicable Law, the proceeds from such sale, less Landlord's expenses, including reasonable attorneys' fees and other expenses, shall be credited against Tenant's obligations. Any surplus shall be paid to Tenant (or as otherwise required by Law) and any deficiency shall be paid by Tenant to Landlord upon demand. Tenant hereby authorizes Landlord to file a financing statement sufficient to perfect the foregoing security interest, or to file a copy of this Lease as a financing statement, as permitted under Law. Landlord agrees to subordinate its foregoing contractual lien rights to a third party providing furniture, fixtures and/or equipment for Tenant's use in the Premises during the Term (or providing funds for the acquisition of same), provided that (i) there is no uncured event of default by Tenant under the Lease at the time of such subordination; (ii) such subordination shall be limited to the specified items, amount and time stated in the subordinating instrument; and (iii) such subordination shall be in writing, signed by all parties and in a form acceptable to Landlord. Notwithstanding anything to the contrary contained in this subparagraph, effective as of the second anniversary date of the Commencement Date, this Landlord's lien shall be automatically terminated (and, upon Tenant's written request, Landlord will file any necessary releases to the extent Landlord has filed any financing statements in connection herewith), provided that prior to such date, no uncured event of default shall have occurred hereunder.

20. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property. Tenant shall look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in ARTICLE 25) whom Tenant has been notified hold Mortgages (defined in ARTICLE 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21. NO WAIVER. Neither party's failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party's failure to enforce its rights for a default shall constitute a waiver of that party's rights regarding any subsequent default.

22. TENANT'S RIGHT TO POSSESSION. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. RELOCATION. Landlord may, upon 60 days notice to Tenant, relocate the Premises (but only as to such portion on any floor wherein Tenant occupies less than 5,500 Rentable Square Feet of such floor, and in such instance, only in the event that Landlord has a need for such space to accommodate another tenant or prospective tenant which will occupy in excess of 5,500 Rentable Square Feet in the Building) to any other premises within the Property ("RELOCATED PREMISES") on a date of relocation (the "RELOCATION DATE") specified therein. The Relocated Premises shall in all respects be substantially the same or better, as reasonably determined by Landlord, in area, finish, and appropriateness for the Permitted Use. In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, relocating Tenant's existing telephone equipment and other costs set forth below. All moving costs (including the cost to relocate phones, computers and other systems of similar nature), all costs of reprinting stationery, cards and other printed material bearing Tenant's address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation) and all other out-of-pocket costs directly incurred by Tenant in connection with relocation to the Relocated Premises, including reasonable decorating and design costs, shall be paid by Landlord within thirty (30) days after receipt of third-party invoices therefor. Tenant shall have the option, effective as of the Relocation Date, either to enter into an appropriate lease amendment relocating the Premises, or to terminate this Lease, which option shall be exercised within 10 Business Days following receipt of Landlord's relocation notice. Failure of Tenant to choose either option within such period shall constitute Tenant's election to relocate. If Tenant elects (or is deemed to have elected) to relocate, Landlord shall have the option to tender the Relocated Premises to Tenant on any date within a 30 day period prior to or after the Relocation Date, in which event the date of tender of possession of the Relocated Premises shall become the Relocation Date. From the Relocation Date through the Expiration Date, the aggregate Base Rent for the Relocated Premises shall be the same as for the original Premises. Tenant's failure to vacate the Premises and move into the Relocated Premises on the Relocation Date shall constitute a Time Sensitive Default.

24. HOLDING OVER. Except for any permitted occupancy by Tenant under ARTICLE 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent and Tenant's Pro Rata Share of Operating Expenses for the first ninety (90) days following expiration or termination, and 200% of the Base Rent and Tenant's Pro Rata Share of Operating Expenses thereafter. Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25. SUBORDINATION TO MORTGAGES; ESTOPPEL CERTIFICATE. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a "MORTGAGE"). The party having the benefit of a Mortgage shall be referred to as a "MORTGAGEE." This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord's interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 10 days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant's knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant's failure to provide any estoppel certificate within the 10 day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease. If at any time during the Term Tenant occupies any area in the Building such that the total Rentable Square Footage of the Premises is equal to or greater than 150% of the area of the Premises as of the Effective Date, at any time thereafter and upon written request from Tenant, Landlord shall use reasonable efforts, at Tenant's costs, to obtain Landlord's Mortgagee's then-current form of nondisturbance agreement for the benefit of Tenant.

26. ATTORNEYS' FEES. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees.

27. NOTICE. If a demand, request, approval, consent or notice (collectively, a "NOTICE") shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party's respective Notice Address(es) set forth in
ARTICLE 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the

Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three
(3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. RESERVED RIGHTS. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided that Tenant signs Landlord's then-current form of telecom agreement. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building's name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant's ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord's employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29. SURRENDER OF PREMISES. All improvements to the Premises (collectively, "LEASEHOLD IMPROVEMENTS") shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term "TENANT'S REMOVABLE PROPERTY" shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements ("SPECIAL INSTALLATIONS"); and (C) Tenant's personal property. Notwithstanding the foregoing, Landlord may, in Landlord's sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. Notwithstanding any provisions contained in this Lease to the contrary, Landlord shall have the right to require Tenant to remove, at Tenant's expense, upon the expiration or earlier termination of the Term, any Special Installations made or installed by Tenant or at Tenant's expense in the Premises if, and only if, Landlord notifies Tenant to such effect in writing at the time of Landlord's approval of the installation of such Special Installations. If Tenant fails to remove any of Tenant's Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant's Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant's Security Deposit may be applied to offset Landlord's costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant's Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant's Removable Property to be abandoned, and title to Tenant's Removable Property (except with respect to any Hazardous Material [defined in ARTICLE 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant's Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord's prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant's Removable Property. Tenant's possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant's Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant's Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant's Removable Property.

30. HAZARDOUS MATERIALS.

      A. RESTRICTIONS. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant's business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant's transferees, contractors or licensees without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. Tenant's request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant's business, and (2) shall be used, kept and disposed of in compliance with all Laws.

      B. REMEDIATION. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Landlord will remediate Contamination caused by a Tenant Party or its contractors or invitees and Tenant shall reimburse Landlord for the cost thereof, plus a 15% administrative fee.

      C. DEFINITIONS. For purposes of this ARTICLE 30, a "HAZARDOUS MATERIAL" is any substance (1) the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a "hazardous waste", "extremely hazardous waste", "solid waste", "toxic substance", "hazardous substance", "hazardous material" or "regulated substance", or otherwise regulated under any Laws. "CONTAMINATION" means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

      D. REPORTS, SURVEYS AND ACCEPTANCE OF PREMISES. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under SECTION 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord's prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant's receipt.

31. MISCELLANEOUS.

      A. GOVERNING LAW; JURISDICTION AND VENUE; SEVERABILITY; PARAGRAPH HEADINGS. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words "include", "including" and similar words will not be construed restrictively to limit or exclude other items not listed.

      B. RECORDING. Tenant shall not record this Lease or any memorandum without Landlord's prior written consent.

      C. FORCE MAJEURE. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party ("FORCE MAJEURE"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

      D. TRANSFERABILITY; RELEASE OF LANDLORD. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

      E. BROKERS. Tenant represents that it has dealt directly with and only with Jones Lang LaSalle (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS' FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

      F. AUTHORITY; JOINT AND SEVERAL LIABILITY. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

      G. TIME IS OF THE ESSENCE; RELATIONSHIP; SUCCESSORS AND ASSIGNS. Time is of the essence with respect to Tenant's performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

      H. SURVIVAL OF OBLIGATIONS. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant's obligations under SECTIONS 4.A, 4.B, and 4.C, and under ARTICLES 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

      I. BINDING EFFECT. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

      J. FULL AGREEMENT; AMENDMENTS. This Lease contains the parties' entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

      K. TAX WAIVER. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord's personalty), irrespective of whether Landlord contests same.

      L. METHOD OF CALCULATION. Intentionally Omitted.

      M. WAIVER OF CONSUMER RIGHTS. Intentionally Omitted.

      N. MONUMENT/WALL SIGNAGE.

      (1) During the initial Term, but only so long as (a) Tenant occupies at least 14,077 Rentable Square Feet in the Building and (b) no event of default has occurred under the Lease, Tenant shall have the right to install and maintain, at Tenant's sole expense, non-exclusive exterior signage identifying Tenant's name (the "SIGNAGE") on a raised wall to be erected by Tenant at Tenant's sole cost and expense in the general location as depicted on Exhibit G attached hereto (the "MONUMENT/WALL"). To the extent necessary, Landlord shall pay the costs associated with removing any existing landscaping in front of the proposed location of the Monument/Wall and Signage. The signage rights granted herein are personal to the specific party originally identified as the "Tenant" under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building.

            (2) The location, size, material, construction and design of both the Monument/Wall and the Signage shall be subject to (a) the prior written approval of Landlord, in its sole discretion; (b) compliance with applicable Laws; and (c) if required, the prior written approval of the architectural review committee (the "ARC") under the restrictive covenants applicable to the Property, as the same may be amended or modified from time to time (the "COVENANTS"). Tenant shall not make any subsequent alterations in or additions to the Monument/Wall and/or the Signage without in each instance first complying with the foregoing requirements. Tenant acknowledges that

Landlord has made no representation that any Monument/Wall and/or Signage proposed by Tenant will comply with applicable Law or the Covenants, nor has Landlord made any representations as to whether or not any applicable governmental authorities (including the City and County of Denver and any ARC) will authorize the construction of the Monument/Wall. Landlord approves the use of the name of Tenant on the Signage and represents that it is not in competition with another tenant of Landlord or its affiliate nor it is in contravention of any prior signage rights. In addition, Landlord approves the specifications for the Monument/Wall and Signage as more fully depicted on Exhibit H attached hereto (the "SIGNAGE SPECIFICATIONS"), subject to the following conditions: (x) the type of stucco/brick identified in the Signage Specifications is not approved by Landlord, and Tenant shall submit new samples of stucco/brick for Landlord's review and approval, it being expressly acknowledged and agreed that the stucco/brick remains subject to Landlord's approval; (y) the Signage shall not be illuminated, and so the references on the Signage Specifications to illuminated Signage are not approved by Landlord, it being expressly acknowledged and agreed that the Signage shall not be illuminated; and (z) the Signage Specifications (as the same may be modified based on the issues identified in (x) and (y) above, still remain subject to review and approval of all applicable governmental authorities (including the City and County of Denver and any ARC).

            (3) Tenant, at its expense, shall obtain all necessary governmental permits and certificates required for the installation and use of the Monument/Wall and/or the Signage, as well as any approvals necessary under the Covenants; provided however that Landlord shall reasonably cooperate (so long as there is no out-of-pocket cost to Landlord) with Tenant and/or its affiliates in obtaining any such approvals. All construction, installation, alterations and repair and maintenance work shall be performed in a good and workmanlike manner in compliance with the Building's rules and regulations and shall not interfere with, delay or otherwise impose any additional expenses upon Landlord in the maintenance and operation of the Building or upon the use and enjoyment by other tenants of their respective premises in the Building. Tenant shall maintain the Signage and keep it in good working order repair and shall timely pay or cause to be paid all costs for work done by Tenant or caused to be done by Tenant related to the Signage, in accordance with the provisions of SECTION 9(C) of this Lease. Landlord, as an Operating Expense, shall be generally responsible for ordinary maintenance and repair to the Monument/Wall itself, once it has been constructed as provided herein, unless such maintenance or repair is necessitated due to the negligent or willful acts of any Tenant Party.

            (4) Upon the Expiration Date or earlier termination of Tenant's right to possess the Premises, or if Tenant otherwise fails at any time to comply with the requirements of this Paragraph, Tenant shall, at its sole expense, promptly remove all Signage from the Monument/Wall, and repair any damage caused to the Monument/Wall and restore the same to as good of condition as it was in prior to the installation of the Signage, ordinary wear and tear excepted. The Monument/Wall will be deemed to be owned by Landlord and shall not be removed by Tenant. However, if the Signage is not removed from the Property within ten (10) business days after Landlord's notice, then the Signage shall conclusively be deemed to have been abandoned by Tenant and may be removed, appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without further notice to Tenant or any other person and without obligation to account therefor. Tenant shall pay Landlord all expenses incurred in connection with any such removal, appropriation, sale, storage, destruction and disposition of the Signage and the repair of any damage caused by the Signage or its removal.

            (5) Notwithstanding anything to the contrary contained in this Paragraph, or in any approvals or other communications, Landlord reserves the right, in its sole discretion and at its expense, to change any existing signage or modify its signage guidelines for the Property at any time and from time to time; provided, however, if Landlord removes any Signage, Landlord shall, subject to obtaining appropriate approvals from all governmental authorities having jurisdiction (including the City and County of Denver and any ARC), construct and install replacement Signage of equal or greater prominence than the Signage which was removed, which new Signage shall be subject to Tenant's approval, not to be unreasonably withheld or delayed.

            (6) If, at any time after the Commencement Date, Tenant occupies a number of rentable square feet within the Building equal to or greater than the rentable square footage contained in two full floors of the Building, Tenant shall, subject to obtaining appropriate approvals from all governmental authorities having jurisdiction (including the City and County of Denver and any ARC), be permitted to add an additional sign to the exterior facade of the Building, in such location as to be mutually agreed upon between Landlord and Tenant. The size, color and other aesthetics of any such additional signage shall be subject to Landlord's prior written approval, and all other terms and conditions of this SECTION 30.N shall apply with respect to such additional signage.

      O. TELECOMMUNICATIONS LICENSE AGREEMENT. Landlord and Tenant agree that, subject to availability, Tenant shall have the right to request no more than 100 square feet of space available for Tenant on the roof of the Building for the installation of certain telecommunications equipment (the "TELECOMMUNICATIONS EQUIPMENT"), subject to the provisions of this SECTION 31.O. In the event that no such space is available at the time of Tenant's request, Landlord will have no obligation to make any such space available. In the event that such space is available at the time of Tenant's request, the following provisions shall apply with respect to any such Telecommunications Equipment. The quantity, type, size, electrical and transmission capacity, location and other variables regarding such Telecommunications Equipment shall be subject to Landlord's prior approval. The Telecommunications Equipment shall be installed in a good and workmanlike manner, in compliance with all Laws, and at Tenant's sole cost and expense, and Tenant shall be responsible for all upkeep and replacement of the same, all at Tenant's sole cost and expense. Without limiting the generality of the foregoing, Tenant shall execute Landlord's then current form of license agreement concerning use of the area so designated for installation of the Telecommunications Equipment, and Landlord expressly reserves the right to charge Tenant monthly license fees for the use of any such space at Landlord's then quoted rates.

      P. BUILDING DIRECTORY SIGNAGE. Landlord agrees that so long as it maintains any type of Building directory signage generally identifying the tenants of the Building ("DIRECTORY SIGNAGE") located in the lobby of, or elsewhere in the Building, Tenant shall have the right to have its name placed on such Directory Signage along with other tenants, with the size, color, and other aesthetics of both the Directory Signage and Tenant's designation thereon to be determined by Landlord in its sole and absolute discretion. Subject to the foregoing, Landlord will provide Tenant with building standard Directory Signage at Landlord's cost and expense.

                [THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord's signature.

                                        LANDLORD:

                                        CRESCENT REAL ESTATE FUNDING
                                        VIII, L.P., a Delaware limited
                                        partnership

                                        By: CRE Management VIII, LLC, a
                                        Delaware corporation, its General
                                        Partner

                                               By: Crescent Real Estate
                                               Equities, Ltd., a Delaware
                                               corporation, its Manager

                                               By:    /s/ John Zogg
                                                  ------------------------------
                                               Name:  John L. Zogg, Jr.
                                                    ----------------------------
                                               Title: Senior Vice President
                                                     ---------------------------
                                                      Asset Management and
                                                      Leasing
                                               Effective Date:   5/21/04
                                               --------------- -----------------


                                        TENANT:

                                        STARTEK USA, INC., a Colorado
                                        corporation

                                        By:    /s/ L.R. Zingale
                                           -------------------------------------
                                        Name:      L.R. Zingale
                                             -----------------------------------
                                        Title:     COO
                                              ----------------------------------

                                   EXHIBIT A-1

                        OUTLINE AND LOCATION OF PREMISES

                                [TO BE ATTACHED]


                                      A1-1

                            [FLOORPLAN OF SUITE 400]


                                      A1-2

                                   EXHIBIT A-2

                          LEGAL DESCRIPTION OF PROPERTY

PARCEL A (1):

Parcel of land being a portion of Lot 7 and all of Lots 8 through 20, together with a portion of the adjacent alley thereto vacated by Ordinance No. 554-1981, Block 15, Burlington Capitol Hill Addition, City and County of Denver, State of Colorado, described as follows:

Beginning at the Southwesterly boundary corner of said block 15; thence Northerly along the Westerly boundary line of said Block 15, a distance of
349.47 feet; thence Easterly and parallel to the Southerly boundary line of said Block 15 on an interior angle to the left of 89E58'19", a distance of 126.30 feet; thence Southerly and parallel to the Westerly boundary line of said Block 15 on an interior angle to the left of 90E01'41" a distance of 349.47 feet to a point on the Southerly boundary line of said Block 15; thence Easterly on an interior angle to the left 89E58'19" a distance of 126.30 feet to the point of beginning.

PARCEL A (2):

Easement rights as created by an amended and restated Easement Agreement recorded April 19, 1984, in Book 3076 at Page 140, over, across and through the following described property:

A parcel of land being all of Lots 21 through 30 and a portion of Lots 31 and 32, together with a portion of the adjacent alley thereto vacated by Ordinance 554-1981, Block 15, Burlington Capitol Hill Addition, City and County of Denver, State of Colorado, described as follows:

Beginning at the Southeasterly boundary corner of said Block 15; thence Northerly along the Easterly boundary line of said Block 15, a distance of
283.10 feet; thence Westerly and parallel with the Southerly boundary line of said Block 15 on an interior angle to the right of 90E00'48" a distance of 33.50 feet; thence Southwesterly on an interior angle to the right of 134E08'30" a distance of 23.13 feet; thence Westerly and parallel to the Southerly boundary line of said Block 15 on an interior angle to the right of 225E51'30" a distance of 88.92 feet to a point that lays 126.30 feet Easterly, when measured at right angles, from the Westerly boundary line of said Block 15; thence Southerly and parallel to said Westerly boundary line on an interior angle to the right of 89E58'19" a distance of 266.50 feet to a point on the Southerly boundary line of said Block 15; thence Easterly on an interior angle to the right of 90E01'41" a distance of 138.46 feet to the point of beginning.

PARCEL B:


                                      A2-1

A parcel of land being a portion of the alley vacated by Ordinance Number 554-1891, Block 15, Burlington Capitol Hill Addition, City and County of Denver, State of Colorado described as follows:

Beginning at the southwesterly boundary corner of said Block 15; thence northerly along the westerly boundary line of said Block 15 a distance of 349.47 feet; thence easterly and parallel to the southerly boundary line of said Block 15 on an interior angle to the left of 89E58'19" a distance of 126.30 feet to the True Point of Beginning; thence continuing easterly on the same course 13.7 feet; thence southerly and parallel to the westerly boundary line of said Block 15 on an interior angle to the right of 90E01'41" a distance of 19.52 feet; thence westerly on an interior angle to the right of 89E58'32" a distance of
13.7 feet; thence northerly and parallel to the westerly boundary line of said Block 15 a distance of 19.52 feet to the Point of Beginning.


                                      A2-2

                                    EXHIBIT B

                              RULES AND REGULATIONS

                                [TO BE ATTACHED]

      Landlord and Tenant agree that the following Rules and Regulations shall be and hereby are made a part of this Lease, and Tenant agrees that Tenant's employees and agents, or any others permitted by Tenant to occupy or enter the Premises, will at all times abide by said Rules and Regulations:

      1. The sidewalks, entries, passages, corridors, stairways and elevators of the Building shall not be obstructed by Tenant, or Tenant's agents or employees, or used for any purpose other than ingress to and egress from the Premises.

      2. Furniture, equipment or supplies will be moved in or out of the Building only upon the elevator designated by Landlord and then only during such hours and in such manner as may be prescribed by Landlord and upon no less than forty-eight (48) hours prior notice to Landlord. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant. Tenant shall cause its movers to use only the loading facilities and elevator designated by Landlord. In the event Tenant's movers damage the elevator or any part of the Building, Tenant shall forthwith pay to Landlord the amount required to repair said damage.

      3. Landlord reserves the right to refuse admittance to the Building at any time other than between the hours of 7:00 a.m. and 6:00 p.m. Monday through Friday, and 8:00 a.m. to 1:00 on Saturday, to any person not producing both a key to the Leased Premises and/or a pass issued by Landlord. In case of invasion, riot, public excitement or other commotion, Landlord also reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building.

      4. No safe or articles, the weight of which may in the opinion of Landlord constitute a hazard or damage to the Building or Building's equipment, shall be moved into the Premises.

      5. Safes and other equipment, the weight of which is excessive, shall be moved into, from and about the Building only during such hours and in such manner as shall be prescribed by Landlord; and Landlord shall have the right to designate the location of such articles in the Premises (except Landlord shall not designate the location of normal office equipment such as copiers, computers or facsimile machines).

      6. No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building, as shall be first designated and approved in writing by Landlord, provided, however, there shall be no obligation or duty on Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building except as otherwise provided in the Lease. No furniture shall be placed in front of the Building or in any lobby or corridor, without the prior written discretionary consent of Landlord. Landlord shall have the right to remove all non-permitted signs and furniture, without notice to Tenant, and at the expense of Tenant.

      7. Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein which would in any way increase the rate of fire insurance on the Building or on property keep therein, constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with any of the rules or ordinances of the

Fire Department or of the Department of Health of the City and County where the Building is located.

      8. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning or taking care of the Premises, without the prior written consent of Landlord. Landlord shall be in no way responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage done to Tenant's furniture or equipment by the janitor or any of janitor's staff, or by any other person or persons whomsoever; provided, however, that the janitorial staff is bonded. The janitor of the Building may at all times keep a pass key, and other agent of Landlord shall at all times be allowed admittance to the Premises.

      9. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended, and any damage resulting to the same from misuse on the part of Tenant, Tenant's agents or employees, shall be paid for by Tenant. No person shall waste water by tying back or wedging the faucets or in any other manner.

      10. No animals shall be allowed in the offices, halls, corridors and elevators in the Building. No person shall disturb the occupants of this or adjoining buildings or premises by the use of any radio, sound equipment or musical instrument or by the making of loud or improper noises.

      11. No vehicles, including bicycles, shall be permitted in the offices, halls, corridors, and elevators in the Building nor shall any vehicles be permitted to construct the sidewalks or entrances of the Building.

      12. Tenant shall not allow anything to be placed on the outside of the Building, nor allow anything to be thrown by Tenant, Tenant's agents or employees, out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building, Tenant, except in case of fire or other emergency, shall not open any outside window.

      13. No additional lock or locks shall be placed by Tenant on any door in the Building unless written consent of Landlord shall first have been obtained. A reasonable number of keys to the toilet rooms if locked by Landlord will be furnished by Landlord and neither Tenant, Tenant's agents or employees shall have any duplicate keys made. At the termination of this tenancy, Tenant shall promptly return to Landlord all keys to offices, toilet rooms or vaults.

      14. No window shades, blinds, screens, draperies or other window coverings will be attached or detached by Tenant without Landlord's prior written consent. Tenant agrees to abide by Landlord's rules with respect to maintaining uniform curtains, draperies and/or linings at all windows and hallways.

      15. No awnings shall be placed over any window.

      16. If Tenant desires telegraphic, telephonic or other electric connections. Landlord or Landlord's agents will direct the electricians a to where and how the wires may be introduced and without such directions, no boring or cutting for wires will be permitted. Any such installation and connection shall be made at Tenant's expense.

      17. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical operation in the Premises. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

      18. Any painting or decorating as may be agreed to be done by Landlord shall be done during regular weekday working hours. Should Tenant desire such work on Saturdays, Sundays, holidays or outside of regular working hours, Tenant shall pay for the extra cost thereof.

      19. Except as permitted by Landlord and except for normal office decorating, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building, and any defacement, damage or injury caused by Tenant, Tenant's agents or employees, shall be paid for by Tenant.

      20. Landlord shall at all times have the right, by Landlord's representatives or agents, to enter the Premises and show the same to persons wishing to lease them, and may, at any time within sixty (60) days preceding the termination of Tenant's Lease term, place upon the doors and windows of the Premises a "For Lease" sign, which notice shall not be removed by Tenant.

      21. Tenant shall not obstruct or interfere with the rights of other tenants or the Building, or of persons having business in the Building, or in any way injure or annoy such tenants or persons.

      22. Tenant shall not commit any act or permit anything in or about the Building which shall or might subject Landlord to any liability or responsibility for injury to any person or property by reason of any business or operation being carried on in or about the Building or for any other reason.

      23. Tenant shall not use the Building for lodging, sleeping, or for any immoral or illegal purpose or for any purpose that will damage the Building, or the reputation thereof, or for any purposes other than those specified in the Lease.

      24. Canvassing, soliciting, peddling and distributing handbills in the Building are prohibited, and Tenant shall cooperate to prevent such activities.

      25. Tenant shall not conduct mechanical or manufacturing operations or place or use any inflammable combustible explosive, or hazardous fluid, chemical, device, substance or material in or about the Building, except for materials which are normal and customary office supplies and are kept in quantities normally and customarily found in offices and are not in violation of Applicable Law. Tenant shall comply with all statutes, ordinances, rules, orders, regulations and requirements imposed by governmental or quasi-governmental authorities in connection with fire and public safety and fire prevention and shall not commit any act or permit any object to be brought or kept in the Building, which shall result in a change of the rating of the Building by the insurance Services Officer or any similar person or entity.

      26. Tenant shall not use the building for manufacturing or for the storage of goods, wares or merchandise, except as such storage may be incidental to the use of the Premises for general office purposes and except in such portions of the Premises as may be specifically designated by

Landlord for such storage. Tenant shall not occupy the Building or permit any portion of the Building to be occupied for the manufacture of direct sale of liquor, narcotics, or tobacco in any form, or as a medical office, barber shop, manicure shop, music or dance studio or employment agency. Tenant shall not conduct in or about the Building any auction, public or private, without the prior written approval of Landlord.

      27. Tenant shall not use in the Building any machines, other than the standard office machines such as typewriters, calculators, copying machines and similar machines, without the express prior written consent of Landlord. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other tenants, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or in noise-dampening housing or other devices sufficient to eliminate noise or vibration.

      28. Tenant shall not deposit any trash, refuse, cigarettes, or other substances of any kind within or out of the Building except in the refuse containers provided therefore. Tenant shall not introduce into the Building any substance which might add an undue burden to the cleaning or maintenance of the Premises or the Building. Tenant shall exercise its best efforts to keep the sidewalks, entrances, passages, courts, lobby areas, garages or parking areas, elevators, escalators, stairways, vestibules, public corridors and halls in and about the Building clean and free from rubbish.

      29. Tenant shall use the Common Areas only as a means of ingress and egress, and Tenant shall permit no loitering by any persons upon Common Areas or elsewhere within the Building. The Common Areas and roof of the Building are not for the use of the general public, and Landlord shall, in all cases, retain the right to control or prevent access thereto by all persons whose presence in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building and its tenants. Tenant shall not enter the mechanical rooms, air conditioning rooms, electrical closets, or similar areas or go upon the roof of the Building without the express prior written consent of Landlord.

      30. Landlord its agents or representatives reserve the right to exclude or expel from the Building any person, who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner act in violation of the rules and regulations of the Building.

      31. Tenant shall not use the washrooms, restrooms and plumbing fixtures of the Building, and appurtenances thereto, for any other purpose then the purposes for which they were constructed, and Tenant shall not deposit any sweepings, rubbish, rags or other improper substances therein. Tenant shall not waste water by interfering or tampering with the faucets or otherwise. If Tenant or Tenant's servants, employees, contractors, jobbers, agents, licensees, invitees, guests or visitors cause any damage to such washrooms, restrooms, plumbing fixtures or appurtenances, such damage shall be repaired at Tenant's expense and Landlord shall not be responsible therefor.

      32. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the common areas of the Building shall not be covered or obstructed by Tenant, through placement of objects upon windowsills or otherwise. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system of the Building by closing drapes and other window coverings when the sun's rays fall upon the windows o the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord's heating, ventilating, air conditioning, electrical, fire, safety, or lighting systems, nor shall Tenant tamper with or change the setting of any thermostat or temperature control valves in the Building.

      33. Subject to applicable fire or other safety regulations, all doors opening into Common Area and all doors upon the perimeter of the Premises shall be kept closed and, during nonbusiness hours, locked, except when in use for ingress or egress. If Tenant uses the Premises after regular business hours or on nonbusiness days, Tenant shall lock any entrance doors to the Building or to the Premises used by Tenant immediately after using such doors.

      34. During the term of the Lease, Tenant shall comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state, county and city governments and all departments thereof applicable to the presence, storage, use, maintenance and removal of toxic, hazardous or contaminated substances (collectively, "hazardous material") in, on or about the Premises, which presence, storage, use, maintenance or removal is caused or permitted by Tenant. In no event shall the aforesaid be construed to mean that Landlord has given or will give its consent to Tenant's storing, using, maintaining or removing hazardous materials in, on or about the Premises.

      35. Tenant shall not permit its employees or agents to smoke in any lobby, hallway, stairwell or restroom within the Building Complex or in any other areas of the Building Complex posted as a non-smoking area.

      36. Tenant agrees that Landlord may reasonably amend, modify, delete or add new and additional rules and regulations to the use and care of the Premises and the Building, provided such changes shall not unreasonably interfere with Tenant's use of the Premises for office purposes. Tenant agrees to comply with all such rules and regulations upon notice to Tenant from Landlord thereof. In the event of any breach of any rules and regulations herein set forth or any reasonable amendments, modifications or additions thereto. Landlord shall have all remedies in this Lease provided for in the event of default by Tenant.

                                    EXHIBIT C

                               COMMENCEMENT LETTER

Re: Office Lease dated _____________, 200__ (the "LEASE") between CRESCENT REAL ESTATE FUNDING VIII, L.P., ("LANDLORD") and STARTEK USA, INC. ("TENANT") for the Premises, the Rentable Square Footage of which is 14,077, located on the fourth floor of the building commonly known as 44 Cook and located at 44 Cook Street, Denver, Colorado 80206 (the "BUILDING"). Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended; Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

The Commencement Date of the Lease is ______________, 200__.

The Expiration Date of the Lease is the last day of ______________, ______.

Tenant's Address at the Premises after the Commencement Date is:

                  __________________________________
                  __________________________________
                  __________________________________
                  Attention:________________________
                  Phone:____________________________
                  Fax:______________________________

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

      EXECUTED as of ______________, 200__.

                                        LANDLORD:

                                        CRESCENT REAL ESTATE FUNDING VIII,
                                        L.P., a Delaware limited partnership

                                        By: Crescent Real Estate Equities
                                        Limited Partnership, a Delaware limited
                                        partnership, its managing agent,

                                               By: Crescent Real Estate
                                               Equities, Ltd., a Delaware
                                               corporation, its general partner

                                                     By:________________________
                                                     Name:______________________
                                                     Title:_____________________


                                        TENANT:

                                        STARTEK USA, INC., a Colorado
                                        corporation

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT D
                                   WORK LETTER

      This Work Letter is attached as an Exhibit to an Office Lease (the "LEASE") between CRESCENT REAL ESTATE FUNDING VIII, L.P., as Landlord, and STARTEK USA, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 14,077, located on the fourth floor of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1. APPROVED CONSTRUCTION DOCUMENTS.

            (A) Tenant's Information. Within 10 days after the Effective Date of this Lease, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information reasonably necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Premises, including, as necessary, Tenant's partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant's connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules ("TENANT'S INFORMATION").

            (B) Construction Documents. As soon as reasonably practicable following Landlord's execution of the Lease and receipt of Tenant's Information, Landlord's designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the "CONSTRUCTION DOCUMENTS"). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant's Information. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant's mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

            (C) Approved Construction Documents. Within 3 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant's written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 3 Business Days after receipt. If Tenant fails to request changes within such 3 Business Day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant's approval, the Construction Documents shall become the "APPROVED CONSTRUCTION DOCUMENTS." By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant's electrical requirements.

2. COMPETITIVE BIDS. Landlord shall seek 3 competitive bids from general contractors from Landlord's approved bidding list. Only subcontractors from Landlord's approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building. Tenant shall be invited to the bid opening and allowed to participate in the selection of the successful bidder; and shall be permitted to select the general contractor from the 3 competitive bids; provided, however, that notwithstanding which bidder Tenant selects, Tenant shall be responsible for any Cost Overruns (hereinafter defined) associated with such selection, which Cost Overruns shall be paid (or prepaid, if applicable) as provided in PARAGRAPH 5 of this Work Letter.

3. LANDLORD'S CONTRIBUTIONS. Landlord will provide a construction allowance not to exceed $24.00 multiplied by the Rentable Square Footage of the Premises (the "CONSTRUCTION ALLOWANCE"), toward the cost of constructing the Landlord Work. In addition, Landlord will construct the Monument/Wall and Signage thereon, substantially in accordance with the Signage Specifications, subject to, and as such Signage Specifications may be required to be amended based on, the conditions set forth in SECTION 30.N(2) regarding aspects of the Signage Specifications which have not been approved, which construction shall also be considered a part of the Landlord Work and subject to all terms and conditions of this Work Letter pertaining to the Landlord Work, except that Tenant shall be responsible, at its cost (but subject to reimbursement therefor from Landlord out of the Construction Allowance if sufficient funds are available for such purpose after all payments are made for the Landlord Work), for providing any plans and specifications regarding the Monument/Wall and Signage (including the Signage Specifications and any required amendments thereto). Payments shall be made directly to Landlord's contractor performing the Landlord Work. The cost of
(a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord's designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Premises if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant's construction planning. In addition, and provided that there are sufficient funds available in the Construction Allowance, Tenant may utilize a portion of the Construction Allowance, not to exceed $2.40 per Rentable Square Foot of the Premises, toward the costs of furniture, fixtures and equipment for the Premises (the "FF&E" and such costs therefor the "FF&E COSTS"). Subject to the foregoing limitation, in the event that Tenant elects to use the foregoing for the payment of FF&E Costs, Landlord will pay such FF&E Costs within thirty (30) days after receipt from Tenant of third-party invoices therefor. The FF&E shall be considered the property of the Tenant for all purposes, including tax purposes, except that any FF&E which by its nature is considered a Leasehold Improvement (as defined in ARTICLE 29 of the Lease) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant, unless such Leasehold Improvements are deemed to be Special Installations (as defined in ARTICLE 29 of the

Lease), in which case the provisions of the Lease regarding Special Installations shall apply. In addition, and provided that there are sufficient funds available in the Construction Allowance, Tenant may utilize a portion of the Construction Allowance, not to exceed $1.50 per Rentable Square Foot of the Premises, toward Tenant's reasonable out-of-pocket relocation costs (the "RELOCATION COSTS"). Subject to the foregoing limitation, Landlord will pay such Relocation Costs within thirty (30) days after receipt from Tenant of third-party invoices therefor. Notwithstanding the foregoing, Landlord expressly reserves the right to dispute the reasonableness of any such Relocation Costs. The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 180 days of the Effective Date or be forfeited with no further obligation on the part of Landlord. Notwithstanding the foregoing, in the event that any of the Construction Allowance remains unused after the completion of the Landlord Work as set forth in this Work Letter, the remaining Construction Allowance may be utilized by Tenant for additional tenant improvements at the Premises (or any other space in the Building that may be leased by Tenant in the future) at any time so long as at least six (6) months remain in the initial Term, which additional tenant improvements shall be subject to Landlord's prior written approval, subject to entering into a work letter in substantially the same form and of substantially the same substance of this Work Letter, and subject to all of the provisions of the Lease concerning the construction of improvements or alterations at the Premises, including but not limited to SECTION 9 of the Lease.

4. CONSTRUCTION.

            (A) General Terms. Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the "LANDLORD WORK") in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant's written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord's approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in PARAGRAPH 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises. Tenant acknowledges that Tenant's Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter,
(ii) the electrical and HVAC design capacities of the Building, (iii) Landlord's policies concerning communications and fire alarm services, and (iv) Landlord's policies concerning Tenant's electrical design parameters, including harmonic distortion. Upon Tenant's request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

            (B) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Property's parking facilities and all points of access into the Property. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

            (C) Substantial Completion. The Landlord Work shall be deemed to be "SUBSTANTIALLY COMPLETE" on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant's use or occupancy of the Premises) has been performed and Landlord has obtained the necessary approval (if any) required from the City and County of Denver prior to occupancy of the Premises. At or about the time of Substantial Completion, Landlord and Tenant shall conduct a joint walk-through of the Premises and shall prepare a written "punch list" of any outstanding items related to the Landlord Work (the "PUNCHLIST"). Landlord will use commercially reasonable efforts to complete any items on the Punchlist within thirty (30) days after the date of Substantial Completion. Tenant shall not be entitled to any abatement of any rental obligations as pertains to the Premises pending completion of the items on the Punchlist. In the event that Tenant takes possession of the Premises in the absence of having created a Punchlist, Tenant will be deemed to have waived its right to create a Punchlist and shall be deemed to have accepted the Premises in its "as is" condition. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant's sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Lease. "TENANT DELAY" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant's failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date;
(ii) Tenant's selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant's contractor(s) during the performance of the Landlord Work.

5. COSTS.

            (A) Change Orders and Cost Overruns. Landlord's approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a "CHANGE ORDER"), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, "COST OVERRUNS") shall be paid by Tenant to Landlord within 10 days of receipt of Landlord's invoice. In addition, at Landlord's election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord's invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant's right to take possession of the Premises, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant's failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

            (B) Construction Management Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 2% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant's failure to pay such construction management fee when due shall constitute an event of default under the Lease.

      6. ACCEPTANCE. By taking possession of the Premises, Tenant agrees and acknowledges that (i) the Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing): and (iii) both the Building and the Premises are satisfactory in all respects.

                                    EXHIBIT E

                                PARKING AGREEMENT

      This Parking Agreement (the "AGREEMENT") is attached as an Exhibit to an Office Lease (the "LEASE") between CRESCENT REAL ESTATE FUNDING VIII, L.P., as Landlord, and STARTEK USA, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 14,077, located on the fourth floor of the Building. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease.

      1. As of the Commencement Date of the Lease, Tenant shall have the right to take and pay for up to forty-two (42) permits allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Building (the "PARKING FACILITIES"). All of the foregoing permits shall allow access to "B2/B3" area unreserved spaces in the parking structure adjacent to the Building. Tenant may obtain the permits by giving Landlord no less than 30 days' advance written notice of its desire to take such permits (the "NOTICE"), which Notice shall contain: (a) the number of permits (up to a maximum of 42 in the aggregate) which Tenant desires to take; and (b) the date upon which Tenant desires to take such permits (which date shall be no less than 30 days after the date of the Notice). In the event that Tenant's Notice fails to designate the number of permits or the timing for obtaining the same, Tenant will be deemed to have requested 42 permits (or, if Tenant had previously requested permits, the number of permits still available to Tenant hereunder), and the effective date for such permits will be deemed to be 30 days after the date of Landlord's receipt of the Notice. During the first three (3) years of the Term, Tenant shall pay Landlord $30.00 per permit per month (plus any taxes thereon) for each unreserved permit taken by Tenant pursuant to the foregoing procedure. Commencing on the third (3rd) anniversary date of the Commencement Date, and continuing through the remaining Term (including any renewal or extension), Tenant shall pay Landlord's quoted monthly contract rate (as set from time to time) for each unreserved permit, plus any taxes thereon. In addition, and subject to availability, Landlord will provide Tenant with up to fourteen (14) additional permits allowing access to unreserved spaces in the Parking Facilities (each, a "MONTH-TO-MONTH PERMIT" and collectively, the "MONTH-TO-MONTH PERMITS"). The foregoing Month-to-Month Permits shall be made available on a month-to-month basis only, subject to availability, shall allow access to "B4" area unreserved spaces in the parking structure adjacent to the Building (subject to availability) and either Landlord or Tenant shall have the ability to cancel any or all of the Month-to-Month Permits at any time upon thirty (30) days' prior written notice. Tenant may obtain Month-to-Month Permits by giving Landlord Notice in the same manner as set forth above with respect to the other permits. In the event that Tenant's Notice fails to designate the number of Month-to-Month Permits or the timing for obtaining the same, Tenant will be deemed to have requested fourteen (14) Month-to-Month Permits (or, if Tenant had previously requested Month-to-Month Permits, the number of Month-to-Month Permits still available to Tenant hereunder), and the effective date for such Month-to-Month Permits will be deemed to be 30 days after the date of Landlord's receipt of the Notice. In the event that such requested Month-to-Month Permits are not then available, Landlord shall so advise Tenant, and Tenant shall revise its Month-to-Month Permit request to a number which is mutually agreeable to the parties, based on, among other things, availability of the requested Month-to-Month Permits. In no event will Landlord have any obligation to provide Month-to-Month Permits if the same are not then available, and Landlord shall have no obligation to cause any such Month-to-Month Permits to be made available. If such Month-to-Month Permits are then available, Tenant shall pay for such Month-to-Month Permits in the same manner and same amounts as set forth above for the other permits being made available to Tenant hereunder from the date of the taking of such Month-to-Month Permits on a month-to-month basis, subject to termination by either party as provided above. During the period of use of any such Month-to-Month Permits by Tenant, such Month-to-Month Permits shall be subject to all other terms and conditions related to parking contained in the Lease, including without limitation all terms and conditions of this Agreement.

2. Tenant shall at all times comply with all Laws respecting its use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3. Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate (as set from time to time) generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, "first-come, first-served" basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant's employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord's reasonable control; provided, however, that except for matters beyond Landlord's reasonable control, any such closure shall be temporary in nature. If Tenant's use of any parking permit is precluded for any reason, Tenant's sole remedy for any period during which Tenant's use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer.

4. Tenant's failure to pay for any of the above-referenced parking permits or to otherwise comply with any provision of this Agreement shall constitute an event of default under the Lease (subject to any applicable notice and cure periods). In addition to any rights or remedies available to Landlord in the event of a Monetary Default under the Lease, Landlord shall have the right to cancel this Agreement and/or remove any vehicles from the Parking Facilities.

                                    EXHIBIT F

                        FLOOR PLAN OF PREFERENTIAL SPACE

                                [to be attached]

                       [FLOORPLAN OF SUITES 200 AND 210]

                           [FLOOR PLAN OF SUITE 300]

                                   EXHIBIT G

                     DEPICTION OF LOCATION OF MONUMENT/WALL

                    [DEPICTION OF LOCATION OF MONUMENT/WALL]

                                    EXHIBIT H

                    MONUMENT/WALL AND SIGNAGE SPECIFICATIONS

Style and dimension of sign to be approved by Landlord. Sign cannot be illuminated and will need to match the color and current architectural design of the building.

                   [MONUMENT/WALL AND SIGNAGE SPECIFICATIONS]

                                  RIDER NO. 1

                           PREFERENTIAL RIGHT TO LEASE

A. PREFERENTIAL RIGHT TO LEASE. So long as twenty-four months remain in the initial Term, Tenant shall have a Preferential Right to Lease any leasable area on the 2nd and/or 3rd floors of the Building, as shown on Exhibit F to the Lease (the "PREFERENTIAL SPACE"), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a bona fide offer has been made); provided no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default) and Tenant remains in occupancy of the entire Premises. The Preferential Space shall be deemed "AVAILABLE" at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date); or (iv) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Property as of the Effective Date. This Preferential Right to Lease shall terminate upon relocation of the Premises to another building or upon any Transfer as defined in the Lease. The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in the Lease.

B. ACCEPTANCE. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the then-quoted rental rates for comparable space in the Property as of the anticipated Preferential Space Commencement Date (as defined below), including any projected rate increases over the applicable term, and other applicable terms (including any tenant improvement allowance being offered, if any) (the "PREFERENTIAL RENTAL NOTICE"). Tenant shall have 5 days within which to accept or reject such offer. If Tenant accepts Landlord's offer, Tenant shall, within 15 days after Landlord's written request and receipt by Tenant of a lease amendment setting out the applicable terms related to the Preferential Space, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may, if applicable, contain a construction agreement using Landlord's then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then this Preferential Right to Lease shall lapse and be of no further force and effect. In such event, Landlord shall be relieved of any future obligations hereunder and may thereafter lease all or part of the Preferential Space to any party without further notice or obligation to Tenant; provided, however, that Landlord will re-offer the Preferential Space to Tenant if Landlord has been unable to lease such portion of the Preferential Space within one year after having offered it to Tenant, subject to the same terms and conditions of this Rider.

C. TENDER OF POSSESSION. The Preferential Space shall be leased for the period commencing upon Landlord's tender of possession of the Preferential Space in accordance with Landlord's offer and this Rider (the "PREFERENTIAL SPACE COMMENCEMENT DATE") and continuing through the


                                      R1-1
expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

D. CONDITION OF PREMISES. The Preferential Space shall be tendered in an "as-is" condition. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Preferential Space Commencement Date, taking into account the economic assumptions underlying the terms in the Preferential Rental Notice.

E. PARKING. For the Preferential Space, Tenant shall take and pay for additional permits allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Property at a ratio of three (3) such permits for every 1,000 Rentable Square Feet of Preferential Space leased by Tenant hereunder. During the initial Term (and, if applicable, during any renewal or extension term of this Lease), Tenant shall pay Landlord's quoted monthly contract rate (as set from time to time) for each such unreserved permit, plus any taxes thereon.


                                      R1-2